SOURCE: Internet Stock Market Resources, Inc.

Correction -- INTERNET STOCK MARKET

In FLTU027, "Internet Stock Market Resources, Inc. Announces the Signing of Professional Transportation Group Ltd., Inc. (Nasdaq: TRUC) As New Client" moved yesterday, January 25, we are advised by the company that the first paragraph, third line, should read "Professional Transportation Group Ltd, Inc. (Nasdaq: TRUC)" rather than "Professional Transportation Group Ltd, Inc. (OTC Bulletin Board: TRUC)" as originally issued. Professional Transportation Group, Ltd., Inc. is a full Nasdaq Small Cap company, not an OTC BB company. ISMR apologizes for any inconvenience they have caused to Professional Transportation Group. Also, an additional paragraph should be added after the seventh paragraph. The complete corrected release follows:

Internet Stock Market Resources, Inc. Announces the Signing of Professional Transportation Group Ltd., Inc. As New Client

ST. PETERSBURG, Fla., Jan. 25 /PRNewswire/ -- Internet Stock Market Resources, Inc. (OTC Bulletin Board: ISMR - news) is announcing the addition of Professional Transportation Group Ltd, Inc. (Nasdaq: TRUC TRUCW) as the newest client to join ISMR's services.

Headquartered in Marietta, Georgia, Professional Transportation Group Ltd., Inc. is a transportation services company, which provides truckload ground transportation and logistics services to the highly specialized air freight industry.

To receive investor information please contact:

Scott Lios Group, Inc. 949-574-3860

Corporate Advisors: Global Development Advisors 561-694-9425

For online investor information go to
http://www.internetstockmarket.com/corpprof/t/truc.html .

To receive updates on ISMR's Emerging Companies subscribe at http://www.internetstockmarket.com/listed/inquiry.html .

Internet Stock Market Resources, Inc. is an information exchange and web destination of choice for investors, researchers, analysts, brokers, media, etc. to obtain rapid up-to-date information on publicly traded companies. All information on TRUC has been supplied to ISMR through Global Development Advisors and Global Development Advisors has paid the necessary fees to ISMR for TRUC. Stock information and related financial material is included by ISMR at no extra charge.

Internet Stock Market Resources, Inc., herewith states that no other company mentioned in this release is related to Professional Transportation Group Ltd., Inc., or Global Development Advisors nor is any company mentioned in this release related to Internet Stock Market Resources, Inc. except through normal business relationships. For information regarding Internet Stock Market Resources, Inc., contact: Budd Morris, Pres. Ph: 727.896.9696 or e-mail morrisb@internetstockmarket.com . Web Site: http://www.internetstockmarket.com

ISMR wants to restate Global Development Advisors, Inc. retained the services of ISMR, not Professional Transportation Group, Ltd. Again, ISMR apologizes for any confusion that their release may have caused and hopes they have caused no problems for either Professional Transportation Group, Ltd., Inc or Global Development Advisors.

SAFE HARBOR -- Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in the future periods to differ materially from forecasted results.

SOURCE: Internet Stock Market Resources, Inc.